Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Ambac Assurance Corporation:

We consent to the incorporation by reference in this registration statement (No. 333-89452) of Capital One Auto Receivables, LLC (the “Registrant”), and in the Final Prospectus Supplement of the Registrant (the “Final Prospectus Supplement”), via the Form 8-K of the Registrant dated May 22, 2003 of our report dated January 21, 2003 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc. which was filed with the Securities and Exchange Commission on March 28, 2003 and to the reference to our firm under the heading “Experts” in the Final Prospectus Supplement.

New York, New York

May 22, 2003

By:	/s/ KPMG LLP